Exhibit 3.1.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SWEETGREEN, INC.

Sweetgreen, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of the State of Delaware (the “DGCL”), certifies as follows:

FIRST: The name of the corporation is Sweetgreen, Inc. (hereinafter referred to as the “Corporation”) and this corporation was originally incorporated pursuant to the DGCL on October 21, 2009.

SECOND: Pursuant to Section 242 of the DGCL, this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) amends the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), as set forth below.

1.	The first paragraph of Article IV of the Certificate is amended and restated to read in its entirety as follows:

“The Corporation is authorized to issue three classes of stock, designated “Common Stock,” “Preferred Stock” and “Class S Stock,” each with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is 122,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 71,919,849 shares. The total number of shares of Class S Stock that the Corporation is authorized to issue is 1,933,258 shares.”

2.	Section 4(b) of Article IV of the Certificate is amended and restated to read in its entirety as follows:

“Preferred Stock Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price for such series of Preferred Stock, upon (i) the vote or written consent of a majority of the voting power represented by the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, including the vote or written consent of a majority of the voting power represented by the then outstanding shares of Series D Preferred Stock, a majority of the voting power represented by the then outstanding shares of Series E Preferred Stock, a majority of the voting power represented by the then outstanding shares of Series F Preferred Stock, a majority of the voting power represented by the then outstanding shares of Series G Preferred Stock, a majority of the voting power represented by the then outstanding shares of Series H Preferred Stock, a majority of the voting power represented by the then outstanding shares of Series I Preferred Stock and a majority of the voting power represented by the then outstanding shares of Series J Preferred Stock or (ii) at 11:59 p.m. eastern time on the day that is immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended (an “IPO”), covering the offer and sale of Common Stock of at least $50,000,000.”

3.	The first sentence of Section 4(i)(i) of Article IV of the Certificate is amended and restated to read in its entirety as follows:

“Class S Stock Automatic Conversion. Effective upon the earliest to occur of (x) 11:59 p.m. eastern time on the day that is immediately prior to the closing of an IPO (y) immediately prior to the consummation of a Deemed Liquidation and (z) immediately prior to the close of business on March 31, 2022 (each, a “Triggering Event”), each share of Class S Stock shall automatically be converted into the number of shares of Common Stock equal to the quotient of $20.00 (subject to appropriate adjustment in the event of any Recapitalization Event with respect to the Common Stock) divided by the Class S Conversion Price (as defined below).”

THIRD: The foregoing Certificate of Amendment has been duly approved and adopted by the Board of Directors and stockholders of the Company in accordance with Sections 141, 228 and 242 of the DGCL.

FOURTH: Other than as set forth in this Certificate of Amendment, the Certificate shall remain in full force and effect, without modification, amendment or change.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed by a duly authorized officer of this Corporation on this 5th day of October, 2021.

SWEETGREEN, INC.

By: /s/ Jonathan Neman
Name: Jonathan Neman
Title: Chief Executive Officer